Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:

                                 April 25, 2002
-------------------------------------------------------------------------------


                        CBL & ASSOCIATES PROPERTIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                          1-12494                     62-1545718
----------------------       --------------------      ------------------------
(State or other                 (Commission                  (IRS Employer
jurisdiction of                  File Number)            Identification Number)
incorporation)


              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
-------------------------------------------------------------------------------
                                 (423) 855-0001

                        CBL & ASSOCIATES PROPERTIES, INC.
                  Conference Call Outline - First Quarter 2002
                         April 25, 2002 @ 10:00 a.m. EDT



     Good morning. We appreciate your participation in today's call to discuss our results for the first quarter of 2002. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

     This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that a transcript of today's comments including the preliminary balance sheet and comprehensive debt schedule, will be filed as a form 8-K this afternoon, and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you Kelly.


INCOME STATEMENT REVIEW

     In the first quarter of 2002 we marked the one-year anniversary of the $1.3 billion acquisition of 21 malls and two associated centers from the Richard E. Jacobs Group. We have completed the successful integration of these acquired properties into our portfolio and continue to see opportunities for growth and value creation in these properties.

Highlights during the first quarter included:

1.   FFO increased 17% to $1.10 per share.

2. During the quarter we commenced construction on Parkdale Crossing, the first new development opportunity associated with the 21-mall acquisition. Including this new project we currently have a total of 1.2 million square feet under construction.

3. On March 11 we completed a follow-on offering of 3,352,770 common shares generating approximately $115 million in net proceeds. These proceeds have been used to pay down lines of credit and outstanding construction loans.

Other significant financial highlights:

1. For the quarter, our EBITDA coverage ratio was 2.64 times interest expense compared with 2.30 times interest expense in the same quarter last year.

2. Our cost recovery ratio was 90.8% for this quarter compared to 99.7% for the same period a year ago. The cost recovery ratio has been trending down from the first quarter of 2001 as a result of bankruptcies, store closings and from new lease negotiations with certain tenants. Historically our cost recovery ratio has been close to the 93% level and we anticipate that our cost recovery ratio will trend near this level by the end of 2002.

3. Percentage rent during the first quarter of 2002 increased 40%. The percentage rent in the core portfolio was $3.2 million versus $4.2 million for the prior year. This was a result of lower sales, fixed rental increases and our policy of converting percentage rents into higher minimum rents. The acquired portfolio provided $3.5 million of percentage rent income in the first quarter. We would like to note that percentage rents last year represented less than 1.8% of our total annual revenues.

4. Same-center NOI growth for the quarter was 2.2% for the total portfolio. NOI was mixed among our property types, with our core malls down 3.8% and our community centers down 5.5%. This was offset by a 4.3% increase for the associated centers and an increase of 9.6% for the acquired malls. Community centers were impacted by the bankruptcy of one Home Place and one Regal Cinema location. The core mall portfolio was adversely impacted by a decrease in percentage rents that accounted for 68% of the NOI decrease.

     Our FFO calculation excludes outparcel sales. For the quarter, outparcel sales would have increased FFO by $0.01 per share to $1.11. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 50.41%. Including outparcel sales, the payout ratio was 49.82%.


CAPITAL STRUCTURE

     During 2001 we intentionally increased our floating rate debt exposure due to the favorable interest rate environment. At the end of the first quarter, approximately $786 million of our total debt was floating rate. We have hedged $220 million of this and $37 million is related to construction properties, leaving $530 million applicable to operating properties. This amount will be significantly reduced as we are currently negotiating an approximate $400 million CMBS financing, at fixed rates which will result in an adverse impact of approximately 350 basis points above the current floating rate. Even so, we feel this is the proper action to take for the long term and we expect this transaction to close within the next sixty to ninety days. This financing will place long-term non-recourse fixed debt on nine properties. These properties will not be cross-collateralized or cross defaulted which is consistent with our belief in managing risk. With the completion of this refinancing we will have less than $150 million of debt maturities through 2004.


CAPITAL EXPENDITURES

     During the first quarter we spent $4.2 million on tenant allowances, $0.9 million on revenue neutral capital expenditures and $10 million on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the combined portfolio, we are projecting to spend $25 million on tenant allowances, $35 million in revenue neutral and $62 million on revenue enhancing capital expenditures in 2002.

     We are now into the second year of our four-year plan to renovate and upgrade the 21 acquired malls, which includes comprehensive interior and exterior renovations. These capital expenditures were anticipated when we acquired the portfolio. This year we will be very active as we renovate four of the acquired malls; they are Columbia Mall in Columbia, SC; Hanes Mall in Winston-Salem, NC; Kentucky Oaks in Paducah, KY and Parkdale Mall in Beaumont, TX. Of the total capital expenditures estimates for 2002, $38.6 million are associated with renovating the acquired mall properties.


IMPROVED OPERATIONS - INTERNAL GROWTH

     In the first quarter we increased our stabilized mall portfolio's occupancy to 92.9%, representing a one hundred and sixty basis points improvement over occupancy one year ago. Currently we have many new retailers under construction for a near term opening in our portfolio, which will increase occupancy levels. The new stores under construction include retailers such as Hollister, Coach, Dry Ice, Pottery Barn and Jos A Banks.

     We have been able to maintain occupancy levels at our properties in a difficult economic environment. We believe that the rental rates and the demand for retail space will continue to improve as the economy strengthens.

     I will now call on Stephen to discuss leasing, retail sales, developments and acquisitions.


LEASING

Thank you John, and good morning.

     In the first quarter we leased approximately 730,000 square feet in our portfolio. The average renewal rents, as compared to prior rents and percentage rents decreased 2.9% in the malls. A significant portion of this decline was at malls being remodeled or under renovation where we converted certain tenants to percentage rent on a short-term basis, we feel that after the remodelings are completed we should be able to negotiate better rental increases with certain tenants. At our associated centers increases for same store leasing was 15.3%, and the community centers increased 6.1%.


RETAIL  SALES

     Based upon the criteria of including only stores of 10,000 square feet and less for mall stores, same store sales for the first quarter of 2002 decreased 1.1%. Substantial sales recoveries in February and March offset a 10% sales decline in January. We are optimistic that this positive sales trend will continue. Occupancy cost as a percentage of sales at our malls was 14.3% for the quarter ending March 31, 2002 the same as the quarter ending March 31, 2001. Occupancy cost in the first quarter has historically been the highest of the year and trends down through the year.


RETAIL OUTLOOK

     Department stores and specialty retailers appear to have been able to operate their businesses more efficiently by effectively managing inventory and operating margins. Based upon our discussions with many retailers, there continues to be good demand for retail space.

     During the first quarter of 2001 we lost 227,000 square feet in our portfolio due to tenants filing bankruptcy and disavowing leases. For the first quarter of 2002 we lost only 12,000 square feet to bankruptcies. We continue to focus on replacing the square footage with tenants that are stronger and bringing new retailing concepts to our properties.


DEVELOPMENTS

     Currently we have 1.2 million square feet under construction, including Parkway Place in Huntsville, AL, an expansion at Meridian Mall in Lansing, MI, Parkdale Crossing, an associated center in Beaumont, TX. We announced earlier this week that we had started construction on a new community center, Waterford Commons in Waterford, CT a 354,800 square foot development.

     Last week we announced the acquisition of approximately 25 acres adjoining the 1.1 million square foot Fayette Mall in Lexington, KY, for an expansion of this retail complex. This provides us the ability to expand this successful mall, which has sales of approximately $500 per square foot. For the short term, the seller Verizon, has leased back the property at a 10.5% return on the $9.5 million purchase price.

     Parkdale Crossing and the future development tract at Fayette Mall, represent the first two new development opportunities to be realized in the newly acquired mall portfolio. Although new developments in this portfolio were not part of our underwriting at acquisition, we expected that such opportunities would materialize.

     The seven projects currently under construction represent a total investment of approximately $120 million. As of March 31, 2002, $36.5 million has been invested. Construction loans or credit facilities are in place for the remaining construction costs. Initial unleveraged yields on these developments are expected to range from 9% to 11%, after management and development fees.

     Our mall development pipeline includes the Mall of South Carolina in Myrtle Beach, South Carolina. We also have additional projects in predevelopment phase and expect to announce them in the near future.


REDEVELOPMENTS

     We will be renovating seven malls this year. In addition to the four malls previously mentioned, we will renovate St. Clair Square in Fairview Heights, IL; Hickory Hollow Mall in Nashville, TN, and Stroud Mall in Stroudsburg, PA.

     During the first quarter we opened two new department stores, Target at Citadel Mall in Charleston, SC and Belk, at College Square Mall in Morristown, TN. We also completed the sale of the Montgomery Ward department store at Asheville Mall to Dillard's. Dillard's will have two department stores at this mall; one store will focus on women's apparel while the second will focus on men's, children's and home furnishings.

DISPOSITIONS/ACQUISITIONS

     During the first quarter we sold one community center, Rhett at Remount Plaza in Charleston, South Carolina, for a gain of $1.2 million. This gain was reflected in the income statement in gain on disposal of discontinued operations with operating income from discontinued operations of $35,000 and $26,000 for 2002 and 2001. In late April we will close the sale of One Park Place in Chattanooga, TN, which was our former headquarters. The proceeds from these transactions will be used to retire debt. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value. While we have no acquisitions to announce, we continue to investigate new opportunities that meet our criteria.


AUDITORS

     Author Andersen has been our auditor since 1978. In light of the present circumstances our audit committee is meeting with several prospective auditors and will be making a decision as to the engagement of an auditor in the near term.

     Now I will turn the call back over to John to discuss our outlook.


OUTLOOK

     Based on our first quarter results and barring any further disruptions from unforeseen economic events, we are comfortable with the current 2002 First Call consensus estimate of $4.27 for the year.

     For the remainder of 2002:

o We continue to seek additional acquisition opportunities where our proven expertise in redevelopment and expansions can be utilized to create additional value.

o Consolidation will continue not only in the shopping center industry but in the retail and financial arena as well. We are ready and capable of participating in the consolidation so as to create added shareholder value.

o Disclosure, transparency, and consistency in financial reporting have been our approach since the inception of our company in 1978. We will continue to provide as much information as possible to facilitate all parties reaching their own conclusions from the information we present.

o Although new regional mall opportunities are somewhat limited, we will continue to pursue new developments in concert with our strong retailer relationships.

     We appreciate the confidence and support that we continue to receive. Thank you for joining us today. Stephen and I will now be glad to answer your questions.

Renewal Leasing, First Quarter March 31, 2002

                                       Prior PSF             New PSF        New PSF         %A           % A
                                Rent & Percentage Rent     Rent-Initial    Rent-Avg.      Initial      Average
------------------------------ -------------------------- --------------- ------------- ------------ ------------
Malls                                    25.08                23.31          23.92         (7.0)        (4.6)
------------------------------ -------------------------- --------------- ------------- ------------ ------------

Acquired Malls                           24.40                23.12          23.97         (5.2)        (1.8)
------------------------------ -------------------------- --------------- ------------- ------------ ------------

Community Centers                        9.66                 10.18          10.25          5.4          6.1
------------------------------ -------------------------- --------------- ------------- ------------ ------------

Associated Centers                       17.13                18.95          19.75         10.6         15.3
------------------------------ -------------------------- --------------- ------------- ------------ ------------


Total Leasing Compared to Tenants Vacating, First Quarter ending March 31, 2002

                                     Leased             Avg. Rate             Vacated            Avg. Rate
------------------------------ -------------------- ------------------- -------------------- -------------------
Malls                                      261,000               24.64               91,000               22.24
------------------------------ -------------------- ------------------- -------------------- -------------------

New Malls                                  419,000               24.73              170,000               21.50
------------------------------ -------------------- ------------------- -------------------- -------------------

Associated Centers                           8,000               15.43                4,000               13.33
------------------------------ -------------------- ------------------- -------------------- -------------------

Community Centers                           84,000               10.86               27,000                8.09
------------------------------ -------------------- ------------------- -------------------- -------------------


Projects Under Construction, as of March 31, 2002

Property                           Location             GLA          CBL's Cost or       Opening        Initial
                                                                     Share of Cost                       Yield
------------------------------ ------------------ ---------------- ------------------ --------------- ------------
Westgate Mall, expansion         Spartanburg, SC           17,250       $2.2 million      Sept. 2002          10%
Tweeter's
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

Parkway City* (JV)                Huntsville, AL          631,000       $65* million       Oct. 2002          10%
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

Springdale Mall, expansion            Mobile, AL           10,000       $1.1 million       Oct. 2002          11%
David's Bridal
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

Parkdale Crossing                   Beaumont, TX           87,000        $12 million       Oct. 2002          11%
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

Waterford Crossing                 Waterford, CT          354,900      $33.5 million      Sept. 2003         9.9%
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

Meridian Mall expansion,             Lansing, MI           82,000         $6 million       Aug. 2002          10%
Galyan's
------------------------------ ------------------ ---------------- ------------------ --------------- ------------

                  CBL & Associates Properties, Inc.
                     Consolidated Balance Sheets
                  (In thousands, except share data)
                            (Preliminary)

                                                                          March 31,        December 31,
                                                                            2002              2001
                                                                            -----------       -----------
 ASSETS
 REAL ESTATE ASSETS:
 Land                                                                         $ 519,205         $ 520,334
 Buildings and improvements                                                   2,962,879         2,961,185
                                                                            -----------       -----------
                                                                              3,482,084         3,481,519
 Less: Accumulated depreciation                                                (366,334)         (346,940)
                                                                            -----------       -----------
                                                                              3,115,750         3,134,579
 Developments in progress                                                        37,029            67,043
                                                                            -----------       -----------
 Net investment in real estate                                                3,152,779         3,201,622
 CASH AND CASH EQUIVALENTS                                                       21,729            10,137
 RECEIVABLES:
 Tenant, net of allowance for doubtful accounts of $2,854 in 2002 and 2001       35,057            38,353
 Other                                                                            4,103             2,833
 MORTGAGE NOTES RECEIVABLE                                                       11,312            10,634
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                        142,764            77,673
 OTHER ASSETS                                                                    32,997            31,599
                                                                            -----------       -----------
                                                                            $ 3,400,741       $ 3,372,851
                                                                            ===========       ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                           $ 2,191,043       $ 2,315,955
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                        81,611           103,707
                                                                            -----------       -----------
 Total liabilities                                                            2,272,654         2,419,662
                                                                            -----------       -----------
 COMMITMENTS AND CONTINGENCIES
 MINORITY INTERESTS                                                             492,372           431,101
                                                                            -----------       -----------
 SHAREHOLDERS' EQUITY:
 Preferred Stock, $.01 per value, 5,000,000 shares authorized,
 2,875,000 shares issued and outstanding in 2001 and 2000                            29                29
 Common Stock, $.01 per value, 95,000,000 shares authorized,                        291               256
    29,085,039 and 25,616,917 shares issued and outstanding in 2002 and 2001, respectively
 Additional paid-in capital                                                     650,451           556,383
 Other comprehensive loss                                                        (4,642)           (6,784)
 Accumulated deficit                                                            (10,414)          (27,796)
                                                                            -----------       -----------
 Total shareholders' equity                                                     635,715           522,088
                                                                            -----------       -----------
                                                                            $ 3,400,741       $ 3,372,851
                                                                            ===========       ===========

CBL & Associates Properties, Inc.
Notes Payable And Interest Rate
AS OF March 31, 2002

                                      MATURITY      Interest     BALANCE          Balance
LOCATION            PROPERTY           DATE          Rate      03/31/2002         Fixed      Floating
----------------------------------------------------------------------------   --------------------------


St. Petersburg, FL 34Th St Crossing    Dec-10       10.6250%      1,331,048       1,331,048           -
Douglasville, GA   Arbor Place Mall    Jun-02       3.0600%      99,299,596               -  99,299,596
Asheville,  NC     Asheville Mall      Sep-11       6.9800%      70,893,041      70,893,041           -
Portland, ME       Bj'S Plaza          Dec-11       10.4000%      2,909,320       2,909,320           -
Meridian, MS       Bonita Lakes CrossinOct-09       6.8200%       8,865,093       8,865,093           -
Meridian, MS       Bonita Lakes Mall   Oct-09       6.8200%      28,231,832      28,231,832           -
Oakridge, TN       Briarcliff Square   Feb-13       10.3750%      1,471,206       1,471,206           -
Brookfield, IL     Brookfield Square   May-05       7.4980%      74,491,940      74,491,940           -
Burnsville, MN     Burnsville Center   Aug-10       8.0000%      72,918,822      72,918,822           -
Cary , NC          Cary Towne Ctr      Dec-03       8.6400%      90,000,000      90,000,000           -
Knoxville, TN      Cedar Bluff Xing    Aug-07       10.6250%        983,492         983,492           -
Rockford, IL       Cherryvale Mall     Jul-06       7.3750%      47,816,376      47,816,376           -
Charleston, SC     Citadel Mall        May-07       7.3900%      33,099,075      33,099,075           -
Morristown, TN     College Square      Jan-03       6.7500%      13,771,391      13,771,391           -
Walterboro, SC     Colleton Square     Aug-10       9.3750%         831,969         831,969           -
Plant City, FL     Collins Park CommonsOct-10       10.2500%        665,950         665,950           -
Columbia, SC       Columbia Mall       Jun-03       3.2300%      36,393,764               0  36,393,764
Nashville, TN      Coolsprings GalleriaOct-10       8.2900%      62,960,713      62,960,713           -
Cortlandt, NY      Cortlandt Towne CentAug-08       6.9000%      50,706,693      50,706,693           -
Douglasville, GA   Cosby Station       Sep-14       8.5000%       3,730,902       3,730,902           -
Nashville, TN      Courtyard At HickoryAug-08       6.7700%       4,286,753       4,286,753           -
Cincinnati, OH     Eastgate Mall       Dec-03       3.3700%      42,000,000               -  42,000,000
Ermc II            Ermc II             Jun-04       4.7500%          90,475               -      90,475
Saginaw, MI        Fashion Square      Sep-03       3.3800%      59,430,000               -  59,430,000
Lexington KY       Fayette Mall        Jul-11       7.0000%      97,344,087      97,344,087           -
Hudson,  NY        Greenport Towne Ctr Sep-14       9.0000%       3,961,807       3,961,807           -
Chattanooga, TN    Gunbarrel Pointe    Jan-02       3.1200%      11,975,000               -  11,975,000
Chattanooga, TN    Hamilton Corner     Aug-11       10.1250%      2,849,940       2,849,940           -
Chattanooga, TN    Hamilton Place      Mar-07       7.0000%      68,371,615      68,371,615           -
Cincinnati, OH     Eastgate Crossing   Apr-07       6.3800%      10,700,000      10,700,000           -
Winston-Salem NC   Hanes Mall          Jul-08       7.3100%     115,731,719     115,731,719           -
Henderson, NC      Henderson Square    Apr-14       7.5000%       5,950,891       5,950,891           -
Nashville, TN      Hickory Hollow Mall Aug-08       6.7700%      92,079,444      92,079,444           -
Janesville WI      Janesville Mall     Apr-16       8.3750%      15,284,155      15,284,155           -
Louisville, KY     Jefferson Mall      Sep-03       3.4600%      40,000,000               -  40,000,000
Longview, NC       Longview Xing       Aug-10       3.3300%         371,965         371,965           -
Huntsville, AL     Madison Plaza       Feb-04       10.1250%        932,322         932,322           -
Lansing MI         Meridian Mall       Aug-03       6.4590%      80,000,000               -  80,000,000
Midland MI         Midland Mall        Jun-03       3.4300%      35,000,000               -  35,000,000
North Haven, CT    North Haven Xing    Oct-08       9.5500%       6,025,174       6,025,174           -
N Charleston SC    Northwoods Mall     Sep-03       3.3800%      56,280,000               -  56,280,000
Albemarle, NC      Northwoods Plaza    Jun-12       9.7500%       1,103,901       1,103,901           -
Highpoint, NC      Oak Hollow Mall     Feb-08       7.3100%      48,158,041      48,158,041           -
Beaumont, TX       Parkdale Mall       Jun-03       3.2300%      45,000,000               -  45,000,000
Chattanooga, TN    Perimeter Place     Jan-08       10.6250%      1,203,557       1,203,557           -
Nashville, TN      Rivergate Mall      Aug-08       6.7700%      74,418,024      74,418,024           -
Seabrook, NH       Seacoast Shop Ctr   Sep-02       9.7500%       5,200,845       5,200,845           -
Roanoke, VA        Shenandoah Crossing Aug-10       10.2500%        467,574         467,574           -
Lousiville KY      Springhurst Towne CeAug-18       6.6500%      21,647,356      21,647,356           -
Fairview Heights, ISt. Claire Square   Apr-09       7.0000%      71,416,583      71,416,583           -
Stroud, PA         Stroud Mall         Dec-10       8.4200%      32,224,810      32,224,810           -
Knoxville, TN      Suburban Plaza      Jan-04       7.8750%       8,288,014       8,288,014           -
Douglasville, GA   The Landing At ArborJun-02       3.0600%      11,161,711               -  11,161,711
Hattiesburg, MS    Turtle Creek Mall   Mar-06       7.4000%      32,172,232      32,172,232           -
Uvalde, TX         Uvalde Plaza        Feb-08       10.6250%        581,760         581,760           -
Salem, VA          Valley Commons      Oct-10       10.2500%        809,502         809,502           -
Nashville, TN      Village At RivergateAug-08       6.7700%       3,515,137       3,515,137           -
                                      MATURITY      Interest     BALANCE          Balance
LOCATION            PROPERTY           DATE          Rate      03/31/2002         Fixed      Floating
----------------------------------------------------------------------------   --------------------------
Dalton, GA         Walnut Square       Feb-08       10.1250%        636,854         636,854           -
Wausau WI          Wausau Center       Dec-10       6.7000%      14,156,713      14,156,713           -
Spartanburg, SC    Westgate Crossing   Jul-10       8.4200%       9,789,664       9,789,664           -
Spartanburg, SC    Westgate Mall       Feb-02       6.9500%      44,677,133      44,677,133           -
Nashua, NH         Willow Springs PlazaAug-07       9.7500%       3,919,804       3,919,804           -
York, PA           York Galleria       Dec-10       8.3400%      51,550,938      51,550,938           -
                                                               -------------  -------------  ----------
SUBTOTAL                                                       1,932,137,723  1,415,507,178 516,630,546
                                                               -------------  -------------  ----------
Weighted average interest rate                                                   7.4139%      3.7677%

CONSTRUCTION LOANS
Lansing MI         Meridian Mall       Aug-03       5.6210%      26,483,131               -  26,483,131
                                                               -------------  -------------  ----------
SUBTOTAL                                                         26,483,131               -  26,483,131



LINES OF CREDIT                                     4.8893%     232,396,334               - 232,396,334
                                                               -------------  -------------  ----------
TOTAL BALANCE SHEET                                           2,191,017,188   1,415,507,178 775,510,011
                                                               -------------  -------------  ----------
Weighted average interest rate                                   7.3667%         8.2500%      3.2300%

Plus CBL Share Of Equities
Clarksville, TN    Governors Square    Sep-16       8.2300%      16,042,726      16,042,726           0
Madison WI         East Towne Mall     Jan-07       8.0100%      18,830,954      18,830,954           0
Madison WI         West Towne Mall     Jan-07       8.0100%      29,113,253      29,113,253           0
Paducah, KY        Kentucky Oaks       Jun-07       9.0000%      16,641,093      16,641,093           0
Huntsville, AL     Parkway Place       Jun-00       3.2300%      18,541,313               0  18,541,313
Vicksburg, MS      Pemberton Plaza     Feb-12       7.5400%         204,763         204,763
Ft Smith AR        Massard Crossing    Feb-12       7.5400%         599,307         599,307
Houston, TX        Willowbrook Plaza   Feb-12       7.5400%       3,066,454       3,066,454
Del Rio, TX        Plaza Del Sol       Nov-02       9.1500%       2,328,735       2,328,735           -
                                                               -------------  -------------  ----------
TOTAL                                                           105,368,598      86,827,285  18,541,313


LESS MINORITY INTEREST
Chattanooga, TN    Hamilton Corner                  10.1250%       (284,994)       (284,994)          0
Chattanooga, TN    Hamilton Place                   7.0000%      (6,837,161)     (6,837,161)          0
Columbia, SC       Columbia Mall       Jun-03       3.2300%      (7,642,690)              0  (7,642,690)
Uvalde, TX         Uvalde Plaza                     10.6250%       (145,440)       (145,440)          0
Chattanooga, TN    Ermc Ii                          4.7500%         (22,619)              0     (22,619)
Highpoint, NC      Oak Hollow Mall                  7.3100%     (12,039,510)    (12,039,510)          0
                                                                -------------  -------------  ----------
SUBTOTAL                                                        (26,972,415)     (19,307,106) (7,665,309)
                                                                -------------  -------------  ----------
TOTAL OBLIGATIONS                                             $2,269,413,371  $1,483,027,356 $786,386,015
                                                               =============   ============= ============
Weighted average interest rate                                   6.3145%          7.4648%      4.1451%



                                    SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.


                                              /c/ John N. Foy
                                ---------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                                   Chief Financial Officer and Treasurer
                                  (Authorized Officer of the Registrant,
                                      Principal Financial Officer and
                                       Principal Accounting Officer)



Date: April 25, 2002